Exhibit 99.3

Ardian Enters into Definitive Agreement to Acquire PRGX

Shareholders to receive $7.71 per share in cash in a transaction valued at approximately $195 million

Transaction expected to accelerate technology roadmap and fuel growth

ATLANTA AND NEW YORK – December 24, 2020 – PRGX Global, Inc. (Nasdaq: PRGX), a global leader in recovery audit and spend analytics services, and Ardian, a world-leading private investment house, today announced that they have entered into a definitive agreement for Ardian to acquire PRGX. The transaction is led by Ardian’s North America Direct Buyouts team.

Under the terms of the agreement, Ardian will pay PRGX shareholders $7.71 per share in cash for each share of PRGX’s common stock they hold, which represents a 32.7% premium to the PRGX volume-weighted average price for the 90 trading days preceding the public announcement of the transaction with Ardian. The all-cash transaction, subject to completion, is valued at approximately $195 million. The members of the PRGX Board of Directors are unanimously in favor of the transaction, which was approved at a special meeting of the Board. Upon closing, PRGX will operate as a privately held company.

As a private entity, PRGX expects to expedite the rollout of the PRGX Verigon™ Solution Suite, continue investing in improved audit and analytics processes, and increasingly focus on mid- to long-term business strategy – investments designed to accelerate delivery of PRGX’s mission to reach wider, dig deeper and act faster to help clients get more value out of their source-to-pay data.

“The Ardian transaction delivers significant value for PRGX’s shareholders and marks the beginning of the next chapter of our journey with our clients,” said PRGX President and CEO, Ron Stewart. “We look forward to partnering with the Ardian team to accelerate the launch and delivery of our vision of source-to-pay as fully technology-enabled, accelerating speed to value for clients globally.”

“PRGX is a global leader in its field, pioneering the recovery audit industry more than 50 years ago and consistently driving innovation over the past five decades,” said Vince Fandozzi, Head of Ardian North America Direct Buyouts.

“We are truly impressed with PRGX Executive Management and the entire team of employees and look forward to partnering with the Company to grow its global presence and usher it into its next phase of growth,” added Todd Welsch, Managing Director, Ardian North American Buyouts.

Greg Owens, Executive Chairman of the Board, said, “The Board of Directors explored numerous strategic alternatives and carefully considered the best way to position PRGX for long-term success. We are confident that the transaction with Ardian is the best path to strengthen and position PRGX in the marketplace and deliver the highest value to the Company’s shareholders.”

PRGX is the world’s largest Accounts Payable and Merchandise Recovery Audit firm, serving clients in more than 30 countries in North and South America, Europe, Asia and Oceania. PRGX provides technology-enabled source-to-pay solutions to clients across industries including retail, grocery, consumer packaged goods, manufacturing, pharmaceuticals, and oil and gas, among others.

Transaction Details

Pursuant to the terms of the agreement, Ardian will acquire all of the outstanding shares of PRGX’s common stock, in an all-cash transaction, for $7.71 per share. Closing of the transaction is conditioned upon, among other things, receipt of shareholder approval, clearance under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The closing of the transaction is not conditioned on financing. PRGX expects the transaction to close during the first quarter of 2021.

Each of PRGX’s directors and executive officers and Northern Right Capital Management, L.P., a shareholder of PRGX, have agreed to vote their shares in favor of the definitive merger agreement and the merger, subject to certain terms and conditions. These shareholders collectively own approximately 14% of PRGX’s outstanding shares as of the date of the merger agreement. The support agreements will terminate upon termination of the merger agreement in accordance with its terms in order for PRGX to accept a superior offer and upon certain other circumstances.

Truist Securities, Inc. is acting as financial advisor to PRGX, and Troutman Pepper Hamilton Sanders LLP is serving as legal advisor to PRGX. Sheppard, Mullin, Richter & Hampton LLP is serving as legal advisor to Ardian.

About PRGX

PRGX helps companies spot value in their source-to-pay processes that other sophisticated solutions didn’t get to before. Having identified more than 300 common points of leakage, we help companies reach wider, dig deeper, and act faster to get more value out of their source-to-pay data. We pioneered this industry nearly 50 years ago, and today we help clients in more than 30 countries take back $1.2 billion in annual cash flow. It’s why 75% of top global retailers and a third of the largest companies in the Fortune 500 rely on us. PRGX | See What You’ve Been Missing™.

About Ardian

Ardian is a world-leading private investment house with assets of US$103 billion managed or advised in Europe, the Americas and Asia. The company is majority-owned by its employees. It keeps entrepreneurship at its heart and focuses on delivering excellent investment performance to its global investor base. Through its commitment to shared outcomes for all stakeholders, Ardian’s activities fuel individual, corporate and economic growth around the world. Holding close its core values of excellence, loyalty and entrepreneurship, Ardian maintains a truly global network, with more than 700 employees working from fifteen offices across Europe (Frankfurt, Jersey, London, Luxembourg, Madrid, Milan, Paris and Zurich), the Americas (New York, San Francisco and Santiago) and Asia (Beijing, Singapore, Tokyo and Seoul). It manages funds on behalf of around 1,000 clients through five pillars of investment expertise: Fund of Funds, Direct Funds, Infrastructure, Real Estate and Private Debt.

Additional Information and Where to Find It

In connection with the proposed merger, PRGX intends to file a proxy statement with the SEC in connection with its solicitation of proxies regarding the shareholder vote to approve the merger. PRGX SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE PROXY CARD AND ANY OTHER RELATED MATERIALS FILED WITH THE SEC WHEN THESE DOCUMENTS BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO. Shareholders of PRGX will be able to obtain a free copy of these documents (when they become available) and other documents filed by PRGX with the SEC at the SEC’s website at www.sec.gov. In addition, PRGX shareholders will be able to obtain a free copy of the proxy statement and all related documents filed by PRGX with the SEC (when they become available) from PRGX’s website at www.prgx.com.

Participants in the Solicitation

PRGX and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from PRGX’s shareholders in connection with the proposed transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of PRGX’s executive officers and directors in the solicitation by reading PRGX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 12, 2020, and its definitive proxy statement for the 2020 annual meeting of shareholders, which was filed with the SEC on April 29, 2020 (the “2020 Proxy Statement”). To the extent that holdings of PRGX’s securities have changed since the amounts printed in the 2020 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Additional information regarding the interests of such individuals in the proposed merger, which may, in some cases, be different than those of PRGX’s shareholders generally, will be included in the proxy statement relating to the proposed merger when it is filed by PRGX with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and PRGX’s website at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the completion of the transaction and timing for closing, the benefits expected from the transaction, and PRGX’s current expectations and projections relating to its future performance and business following closing. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of PRGX to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could cause actual results to differ materially from those in the forward-looking statements include: the risks that the transaction will not close in the timeframe expected, or at all; the risk that the expected benefits and effects of the transaction will not be achieved; the risk that the requisite number of PRGX shareholders fail to approve the transaction; the risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the risk that PRGX’s business will suffer due to uncertainty related to the transaction; and other general economic and business risks. For a discussion of other risk factors that may impact PRGX’s business, please see PRGX’s filings with the SEC. PRGX disclaims any obligation or duty to update or modify these forward-looking statements.

Contacts

PRGX CONTACT:

PRGX Global, Inc.

investor-relations@prgx.com

Phone: +01-770-779-3011

ARDIAN CONTACT:

The Neibart Group

Emma Murphy

emurphy@neibartgroup.com

Phone: +01-347-968-6800